SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)
                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))


                        TECUMSEH PRODUCTS COMPANY
               (Name of registrant as specified in its charter)

                             [not applicable]
      (Name of person(s) filing proxy statement, if other than registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies: ______
        ______________________________________________________________________

    (2) Aggregate number of securities to which transaction applies: _________
        ______________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ______________________________________________________________________

    (4) Proposed maximum aggregate value of transaction: _____________________

        ______________________________________________________________________

    (5) Total fee paid:
        ______________________________________________________________________

[ ] Fee paid previsouly with preliminary materials:___________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid: _____________________________________________

     (2) Form, schedule or registration statement no.: _______________________

     (3) Filing party: _______________________________________________________

     (4) Date filed: _________________________________________________________

                T E C U M S E H P R O D U C T S C O M P A N Y
                          100 EAST PATTERSON STREET
                           TECUMSEH, MICHIGAN 49286
                                 [ LOGO ART ]



                                                               March 19, 1999

Dear Shareholder:

     We cordially invite you to attend our 1999 annual meeting of shareholders next month in Tecumseh, Michigan.

     Only Class B shareholers will vote at the meeting. However, all shareholders are most welcome to attend. Starting today, we are sending the enclosed proxy statement to all our shareholders and a form of proxy to Class B shareholders only.

     If you are a Class B shareholder, your vote is very important. Even if you attend in person, please complete and mail the enclosed proxy at your earliest convenience. Thank you.

                                          Sincerely,

                                          /s/ Kenneth G. Herrick
                                          --------------------------
                                          Chairman of the Board of
                                            Directors


                                          /s/ Todd W. Herrick
                                          --------------------------
                                          President and Chief
                                            Executive Officer

                T E C U M S E H P R O D U C T S C O M P A N Y
                          100 EAST PATTERSON STREET
                           TECUMSEH, MICHIGAN 49286
                                 [ LOGO ART ]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  Date:       Wednesday, April 28, 1999
  Time:       9:00 a.m.
  Location:   Tecumseh Country Club
              Tecumseh, Michigan
              From the center of Tecumseh, go north on the Tecumseh-Clinton
              Road about one mile to Burt Street. Turn right. Tecumseh
              Country Club is on the south side of Burt Street about one mile east of the Tecumseh-Clinton Road.

      The purposes of this year's annual meeting are:

      * To elect directors for the following year.

      * To consider any other matters properly presented at the meeting.

      All shareholders are most welcome to attend the meeting, but only those who held Class B shares at the close of business on March 5, 1999 will be entitled to vote.

      If you are a Class B shareholder, you will find enclosed a form of proxy solicited by our Board of Directors. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy. Even if you sign a proxy, you may still attend the meeting and vote in person. You may revoke your proxy any time before the voting begins.

      Your vote is very important.

      Thank you.

                                      TECUMSEH PRODUCTS COMPANY
                                      Daryl P. McDonald
                                      Corporate Counsel and Secretary

                                      March 19, 1999

                               PROXY STATEMENT

      The Board of Directors of Tecumseh Products Company is soliciting proxies to vote Class B shares at our 1999 annual meeting of shareholders. This proxy statement contains information that may help you decide whether to sign and return the enclosed proxy.

      Please read this proxy statement carefully. The appendices contain important information about share ownership, executive compensation, and market performance. You can obtain more information about Tecumseh Products Company from our 1998 annual report to shareholders and from the public documents we file with the SEC.

VOTING

      We have two classes of common stock: Class B, which has full voting rights, and Class A, which generally has no voting rights. Nothing on the agenda for this year's annual meeting will require a vote by Class A shareholders so we are only soliciting proxies from Class B shareholders.

      At the close of business on March 5, 1999 (the record date for the meeting), 5,470,146 Class B shares and 15,138,838 Class A shares were outstanding. To have a quorum, a majority of the Class B shares must be present at the meeting -- either in person or by proxy. If you complete the enclosed proxy and return it before the meeting, the persons named will vote your shares as you specify in the proxy. You may revoke a proxy any time before voting begins.

ELECTION OF DIRECTORS

Election Procedure

      Our bylaws authorize the Board of Directors to determine the number of directors that will make up the full board. We currently have nine directors. The board has decided to keep the same number for the coming year and has nominated all nine incumbent directors for reelection. If you return a proxy, it will be voted for all of the board's nominees or, if you specify otherwise, as you specify. If a nominee becomes unable to serve, which we do not expect to happen, your proxy will be voted for a substitute determined in the best judgment of the proxy holders.

      From the persons duly nominated, directors will be elected by plurality vote of the Class B shareholders present or represented at the meeting. This means that this year, regardless of the number of Class B shares not voted for a nominee, the nominees who receive the highest through ninth highest numbers of votes will be elected.

Nominees for Director

      Kenneth G. Herrick (director since 1951, age 77). Chairman of the Board of Directors of Tecumseh Products Company. Mr. Herrick is a member of the Boards of Trustees of Howe Military School and Herrick Foundation.

      Todd W. Herrick (director since 1973, age 56). President and Chief Executive Officer of Tecumseh Products Company. Mr. Herrick is a member of the Board of Directors of Comerica Bank and a member of the Boards of Trustees of Henry Ford Health System, Albion College, Howe Military School, and Herrick Foundation. He is also a member of the Advisory Boards to the School of Business of the University of Michigan and the School of Business of the University of Notre Dame. He serves on our Pension and Investment Committee and is a non-voting member of our Audit Committee. Mr. Herrick is the son of Kenneth G. Herrick

      John H. Foss (director since 1982, age 56). Vice President, Treasurer and Chief Financial Officer of Tecumseh Products Company. Mr. Foss is a member of the Boards of Directors of United Bancorp, Inc., United Bank & Trust, and The Bartech Group, Inc. He serves on our Pension and Investment Committee and is a non-voting member of our Audit Committee.

      J. Russell Fowler (director since 1967, age 80). Retired since 1994; Chairman Emeritus of Jacobson Stores, Inc. (mercantile business) from 1992 to 1994; Chairman of the Board of Directors and Chief Executive Officer of Jacobson Stores, Inc. from 1982 to 1992. Mr. Fowler is a member of the Board of Directors of Butterfield Investment Company. He serves on our Governance and Executive Compensation Committee and our Audit Committee.

      John W. Gelder (director since 1989, age 65). Senior member of the law firm of Miller, Canfield, Paddock and Stone, P.L.C. Mr. Gelder is a member of the Board of Trustees of Herrick Foundation. He serves on our Pension and Investment Committee and our Audit Committee.

      Stephen L. Hickman (director since 1991, age 56). Chairman of the Board of Directors, President, and Chief Executive Officer of Brazeway, Inc. (manufacturer of aluminum extrusions and fabricator of aluminum products). Mr. Hickman is a member of the Boards of Directors of MidAm Bank, Kenmore-Brazeway Ltd., Spangler Candy Company, and Stonebridge Industries. He also is a member of the Board of Trustees of Siena Heights University. He serves on our Governance and Executive Compensation Committee.

      Peter M. Banks (director since 1991, age 61). President, Chairman of the Board, and Chief Executive Officer of ERIM International, Inc. (government research and development services) since 1997; President and Chief Executive Officer of Environmental Research Institute of Michigan (government research and development services) from 1995 to 1997; Professor and Dean of the College of Engineering of the University of Michigan from 1990 to 1994. Dr. Banks serves on our Governance and Executive Compensation Committee and our Pension and Investment Committee.

      Jon E. Barfield (director since 1993, age 47). Chairman, President, and Chief Executive Officer of The Bartech Group, Inc. (contract employment and related staffing services) since 1997; Chairman and Chief Executive Officer of The Bartech Group, Inc. from 1995 to 1997; President of The Bartech Group, Inc. from 1981 to 1995. Mr. Barfield is a member of the Board of Directors of National City Corporation. He also is a Charter Trustee of Princeton University, a member of the Boards of Trustees of Kettering University, Henry Ford Museum and Greenfield Village, and a director of Blue Cross and Blue Shield of Michigan and the Community Foundation for Southeastern Michigan. He serves on our Pension and Investment Committee and our Audit Committee.

      Ralph W. Babb, Jr. (director since 1998, age 50). Executive Vice President and Chief Financial Officer of Comerica Incorporated and of its principal subsidiary, Comerica Bank, since 1995; Vice Chairman of Mercantile Bancorporation Inc. and of its subsidiary, Mercantile Bank of St. Louis, from 1987 to 1995. Mr. Babb is a member of the Boards of Directors of the Detroit Symphony Orchestra, Oakland University Foundation, and Citizens Research Council of Michigan, a member of the Finance Committee of The Detroit Medical Center, a member of the Advisory Board for the St. Vincent & Sarah Fisher Center, and a member of the United Way Community Services Community Leaders Council. He serves on our Governance and Executive Compensation Committee and our Audit Committee.

Director Compensation

      We do not pay employees any separate compensation for serving as directors. We pay all other directors a monthly retainer of $1,000, a $1,500 fee for each board meeting attended, and a $1,000 fee for each committee meeting attended. We also reimburse those directors for travel expenses.

Directors' Meetings and Standing Committees

      We held ten board meetings during 1998. The Audit Committee met three times during the year, and the Governance and Executive Compensation Committee met four times. Each director attended at least 75% of the total of all board meetings and all meetings of board committees on which he served that were held during his period of service, except that Kenneth G. Herrick attended 70% of the meetings applicable to him.

      We have no standing nominating committee or committee performing similar functions.

Audit Committee

      The Audit Committee selects and recommends to the board the employment of independent public accountants and reviews the audit plans of our independent public accountants and internal auditors, the scope and effectiveness of their audits, the fees the independent public accountants charge, and our annual financial statements before release. It also reviews and acts on comments and suggestions made by our independent public accountants and internal auditors.

Governance and Executive Compensation Committee

      The overall mission of the Governance and Executive Compensation Committee is to assist the board in conducting our business successfully so as to maximize long-term benefits to shareholders, including optimizing long-term financial success. Its functions include:

      * actively developing and recommending to the board strategies for achieving those goals

      * monitoring and reporting to the board on the effectiveness of management policies and decisions

      * annually reporting to the board the committee's assessment of the board's performance in light of the objectives described above

      * annually reviewing with the board the appropriate skills and characteristics required of board members in the context of the then current composition and needs of the board, including issues of diversity, age, and skills

      * reviewing our policies for compensating outside directors and, if appropriate, making recommendations for changes

      * annually fixing the salaries of our Chief Executive Officer and other executive officers, considering, developing, reviewing, and making recommendations about programs for annual and long-term incentive compensation for those executives and for other key employees, and administering those programs, including our Management Incentive Plan.

      No director on this committee can be an employee of Tecumseh Products Company.

GOVERNANCE AND EXECUTIVE COMPENSATION COMMITTEE REPORT

      This report is provided by the Governance and Executive Compensation Committee.

Compensation Philosophy and Objectives

      We follow a "pay for performance" philosophy designed to accomplish three primary objectives:

      * Encouraging teamwork among members of management and excellence in the performance of individual responsibilities.

      * Aligning the interests of key managers with the interests of shareholders by offering an incentive compensation vehicle that is based on growth in return on equity and shareholder value.

      * Attracting, rewarding, and retaining strong management.

      Our "pay for performance" strategy is intended to enhance shareholder value:

      * In the short term, by focusing management's attention on return on equity, cash return on assets, and other measures of current financial performance so as to challenge each business group to achieve and maintain positions of market leadership, to reduce costs where appropriate, and to continually seek to maintain and enhance Tecumseh Products Company's reputation for excellence in product quality and customer service.

      * In the longer term, by causing a substantial portion of each executive's potential compensation to be directly tied to market performance of the Class A shares.

Management Incentive Plan Awards

      The principal tool for implementing our "pay for performance" philosophy is the Management Incentive Plan, a so-called "phantom stock" plan which covers approximately 35 key executives, including all executive officers. (We also have a plan for awarding annual cash bonuses based on similar performance criteria, which covers approximately 100 lower level management employees.) The Management Incentive Plan is structured to provide both a short-term incentive tied to achievement of company-wide and business unit annual performance goals and a long-term incentive tied to the market performance of the Class A shares.

      All plan awards are maintained in phantom stock "units" considered for record keeping purposes as equivalents to Class A shares and valued accordingly. Except in cases of earlier employment termination due to death, disability, or retirement, or in the event of a "change in control" (as defined in the plan), the entire award granted an employee under the plan for any year (including the 1998 awards reported in the Summary Compensation Table) is subject to forfeiture if the grantee does not remain with us for at least five full fiscal years. As cash dividends are paid on Class A shares, additional phantom stock units (also subject to forfeiture), equal in value to the dividends paid, are credited to employee accounts under the plan. Thus, the potential payout on an award, although payable only in cash, is tied directly to the market value performance of Class A shares over a five-year period. For purposes of computations under the plan, units are valued at the average of the closing prices for the Class A shares on the first trading day of the month over the eleven months preceding the valuation date rather than by the method required by the SEC for the Summary Compensation Table.

      The Management Incentive Plan affords us broad discretion to determine the amounts of awards granted, subject only to a limitation setting the maximum number of units awardable during a given year at 2% of the number of Class A shares outstanding at the end of the year. We also have broad discretion under the plan to establish criteria under which otherwise eligible employees may receive awards. In general, however, as was true for 1998, before or early in each year, we expect to establish objective company-wide and business group performance criteria and, after year-end, to use actual performance -- measured against these criteria -- as the principal basis for phantom stock grant decisions for that year.


       For 1998, the company-wide criteria established for the Corporate Office Group, which includes Todd W. Herrick and John H. Foss, related to return on equity, both in absolute terms and in relation to historical performance. The same company-wide return on equity criteria also were established for each business unit, and additional group criteria relating to cash return on assets (both absolute and relative to prior performance) also were established for each business unit, including the Compressor Group headed by Mr. McCloskey and the Engine and Power Train Group headed by Mr. Martinco. Under the plan as implemented for 1998, depending on the extent to which actual return on equity for that year (and, for employees in a business unit, the extent to which the unit's actual cash return on assets for the year) fell within or exceeded our pre-approved ranges, each covered employee could receive an award of phantom stock units equal to up to 40% of 1998 salary based on these objective criteria. In addition, each covered employee could receive an award of up to 10% of 1998 salary depending on our evaluation of 1998 performance based on achievement of business plan goals, completion of specified strategic plan actions, recommendations of the CEO, and such other factors as we deem appropriate.

      The 1998 awards based on return on equity were approximately the same as last year. Awards based on cash return on assets increased slightly for the Compressor Group and decreased somewhat for the Engine and Power Train Group. The balance of each award, while necessarily determined in a more subjective manner, was also based on 1998 performance. We believed that the performance of each business group reflected a team effort on the part of the executives in that group. In the interest of maintaining team spirit, we concluded that all covered employees in a given group should receive awards which were identical in terms of percentage of salary. In fixing this portion of the awards for executives in the Corporate Office Group (which includes the CEO and CFO), we considered the degree to which they had succeeded in accomplishing strategic objectives established at the beginning of the year by the CEO, including objectives relating to labor negotiations, year 2000 computer implementation, investor relations, market price of shares, the scroll compressor, and other matters. The non-objective portions of the awards for participating employees in other groups were based principally on the CEO's recommendations, which were in turn based on the performance of those groups in relation to their business plans for the year.

Salaries

      In keeping with our "pay for performance" philosophy, we believe executive officers should receive salaries that are reasonable but modest in light of their experience, skills, and responsibilities, and that the opportunity to achieve significantly greater total compensation should be tied to Tecumseh Product Company's short-- and long-term performance through the potential for awards under the Management Incentive Plan. When we considered 1998 executive salaries, it was our shared perception, based on our general business knowledge and without review of any data specifically collected by us for that purpose, that existing salary levels for the CEO and CFO continued to be too low given their responsibilities. In our salary deliberations with respect to executive officers other than the CEO, we considered the CEO's recommendations. Fiscal 1997 performance also was a factor, but not a controlling factor, in our decisions on 1998 salaries, due to our belief that short-term performance generally is not appropriate for consideration with respect to that form of compensation. Based on these considerations, we decided to establish the 1998 salary for each executive officer at the level reported in the Summary Compensation Table. Except for the fact that we did not obtain a recommendation from the CEO concerning his own salary, we made our salary determinations on the same basis for each executive officer.

Concluding Observations

      We expect to continue our "pay for performance" strategy for the foreseeable future. For 1999, we have established new objective criteria for awards under the Management Incentive Plan, eliminated the non-objective portion of the awards, and increased the maximum possible award to 80% of 1999 salary. We believe these changes are appropriate to maintain the incentive effects sought to be provided by the plan. We intend to continue to closely monitor the impact of compensation philosophy on financial performance and shareholder value and to consider additional ways in which current plans and policies might be improved.

      Section 162(m) of the Internal Revenue Code generally prohibits the deduction of certain compensation in excess of $1 million per year paid by a publicly-held corporation to any individual named in the corporation's summary compensation table for the year. The compensation paid to each of our executive officers was well below $1 million for 1998, and we expect the same will be true for the current year. Therefore, we have decided to defer consideration of any compensation policies related to Section 162(m) for the present.

      Presented by the members of the Governance and Executive Compensation Committee of the Board of Directors

         Ralph W. Babb, Jr., Chairman
         Peter M. Banks
         J. Russell Fowler
         Stephen L. Hickman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Mr. Babb and Mr. Fowler replaced Mr. Barfield and Mr. Richardson on the Governance and Compensation Committee during 1998 and therefore did not take part in its deliberations about 1998 salaries or establishing 1998 performance criteria under the Management Incentive Plan. Dr. Banks and Mr. Hickman served on the committee throughout the period covered by its report. No one who served on the committee is or ever has been an officer or employee of Tecumseh Products Company or any of its subsidiaries.

      Mr. Babb is an executive officer of Comerica Bank. In the normal course of its business, Comerica has various banking relationships (both credit and non-credit) with Tecumseh Products Company and with some of our executive officers.

      Mr. Foss (a director and executive officer) served during 1998 and continues to serve on the board and compensation committee of The Bartech Group, Inc. Mr. Barfield is Chief Executive Officer of Bartech, and his family owns a majority of its stock.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

      Ciulla, Smith & Dale, LLP, our independent accountants for the fiscal year ended December 31, 1998 and for many years before, will continue to serve for the fiscal year ending December 31, 1999. A representative of Ciulla, Smith & Dale, LLP will be present at the annual meeting and available to respond to appropriate questions from shareholders. He will have an opportunity to make a statement if he so desires.

OTHER MATTERS

      We know of no business to be acted on at the annual meeting other than the matters listed in the accompanying notice. If any other matter does properly come before the meeting, the proxy holders will vote on it in accordance with their judgment.

Form 10-K

      If you were a record or beneficial owner of either class of our common stock on March 5, 1999, you may request a copy of the annual report on Form 10-K we filed with the SEC for 1998 (including the financial statements, schedules, and exhibits) by writing to Daryl P. McDonald, Corporate Counsel & Secretary, Tecumseh Products Company, 100 E. Patterson Street, Tecumseh, Michigan 49286. We will provide these copies without charge. Our Form 10-K may also be obtained through our website at http://www.tecumseh.com.

Shareholder Proposals in Our 2000 Proxy Statement

      In order for shareholder proposals for the 2000 annual meeting of shareholders to be eligible to be included in our proxy statement, they must be received at our principal office no later than November 16, 1999. We retain the right to omit any proposal if it does not satisfy the requirements of SEC Rule 14a-8.

Advance Notice Requirements

      Our bylaws contain advance notice procedures which a shareholder must follow to nominate a person for election to our board or to present any other proposal at an annual meeting of shareholders. In general, these provisions require notice of a nomination or other proposal expected to be made at an annual meeting to be in writing, to contain specified information about the nominee or other proposal and the shareholder proponent, and to be delivered or sent by first class U.S. mail to our Secretary and received at our principal office.

      Except when an annual meeting is called for a date that is not within 20 days before or after the first anniversary of the prior year's annual meeting (in which case other time limits apply), we must receive the nomination or proposal no later than 60 days nor earlier than 90 days before the first anniversary of the prior year's annual meeting. This means that any nomination or proposal for next year's annual meeting must be received no later than February 28, 2000 and no earlier than January 29, 2000. Management proxies for the 2000 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from shareholders giving the proxies.

Proxy Solicitation Expenses

      We will pay the expenses of this solicitation. We have engaged Georgeson & Company Inc. to assist in soliciting proxies, for which we will pay approximately $9,500 plus out-of-pocket expenses. We also may pay brokers, nominees, fiduciaries, custodians, and other organizations performing similar functions their reasonable expenses for sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies in person or by telephone, fax, or similar means.

Your vote is very important.

      If you are a Class B shareholder, please complete and return the enclosed proxy as soon as possible, even if you currently plan to attend the annual meeting in person.

By Order of the Board of Directors,


/s/ Daryl P. McDonald
--------------------------------
Daryl P. McDonald
Corporate Counsel and Secretary




Tecumseh, Michigan
March 19, 1999

                                   Appendix A

                                SHARE OWNERSHIP

5% Class B Shareholders

      This table shows the Class B shares held by persons we know to be beneficial owners of more than 5% of the class. We obtained the information about Comerica Bank (which is as of December 31, 1997) and EQSF Advisers, Inc. (which is as of December 31, 1998) from Schedules 13G they filed with the SEC. The other information is as of March 5, 1999.

                                     Amount and Nature of Beneficial Ownership
                         -----------------------------------------------------------------
                            Sole             Sole            Shared           Shared                     Percent
                         Voting Power   Investment Power   Voting Power   Investment Power     Total     of Class
                         ------------   ----------------   ------------   ----------------     -----     --------
 Herrick Foundation
 150 W. Jefferson
 Suite 2500
 Detroit, MI 48226         1,367,525        1,367,525                                        1,367,525     25.0%

 Kenneth G. Herrick
 Tecumseh Products Co.
 100 E. Patterson St.
 Tecumseh, MI 49286                                            888,113          888,113        888,113     16.2%

 Comerica Bank
 411 W. Fort St.
 Detroit, MI 48226             2,700            2,700        1,292,195        1,292,195      1,294,895     23.7%

 John W. Gelder
 150 W. Jefferson
 Suite 2500
 Detroit, MI 48226               100              100        1,049,321        1,049,321      1,049,421     19.2%

 EQSF Advisers, Inc.
 767 Third Ave.
 New York, NY 10017          424,200          424,200                                          424,200      7.8%

      Kenneth G. Herrick, Todd W. Herrick, and John W. Gelder, all of whom are directors and nominees for director, are members of the Board of Trustees of Herrick Foundation.

      Kenneth G. Herrick's shares are held as a trustee of trusts for the benefit of himself and his descendants. The shares for which Mr. Gelder is shown as having shared voting and investment power are held as a trustee of the Kenneth Herrick trusts and of other trusts holding a total of 161,208 shares. Comerica Bank's shares include shares it held on the date of its
Schedule 13G as a trustee of the Kenneth Herrick trusts and of other trusts, including those of which Mr. Gelder is a trustee.

      EQSF Advisers, Inc. filed its Schedule 13G jointly with M.J. Whitman Advisers, Inc. and Martin J. Whitman, all of whom share the same address. In addition to the shares shown in the table, the Schedule 13G discloses that M.J. Whitman Advisers, Inc. beneficially owns 125,590 shares, all with sole voting and investment power, and that Mr. Whitman, who is the chief executive officer and controlling person of EQSF Advisers, Inc. and M.J. Whitman Advisers, Inc., disclaims beneficial ownership of all shares they own.

                       Management's Beneficial Ownership

                                 Shares Beneficially Owned as of March 5, 1999
                       ----------------------------------------------------------------
                       Class of     Sole Voting and                           Aggregate
                        Common        Investment                 Aggregate    Percent
                         Stock           Power            Other     Total       Owned
                       --------     ---------------       -----  ---------    ---------
 Ralph W. Babb, Jr.   Class B ....        -0-             500        500         *
                      Class A ....        -0-             -0-        -0-         -0-
 Peter M. Banks       Class B ....        -0-             -0-        -0-         -0-
                      Class A ....        -0-             -0-        -0-         -0-
 Jon E. Barfield      Class B ....        -0-             -0-        -0-         -0-
                      Class A ....        659             -0-        659         *
 John H. Foss         Class B ....        100             -0-        100         *
                      Class A ....        300             -0-        300         *
 J. Russell Fowler    Class B ....      1,300             -0-      1,300         *
                      Class A ....        900             -0-        900         *
 John W. Gelder       Class B ....        100             -0-        100         *
                      Class A ....        300             -0-        300         *
 Kenneth G. Herrick   Class B ....        -0-        2,328,188   2,328,188     42.6%
                      Class A ....        -0-        1,015,765   1,015,765      6.7%
 Todd W. Herrick      Class B ....     21,906           10,000      31,906       *
                      Class A ....        -0-              -0-         -0-     -0-
 Stephen L. Hickman   Class B ....        100              -0-         100       *
                      Class A ....        300              -0-         300       *
 James E. Martinco    Class B ....         10              -0-          10       *
                      Class A ....         30              -0-          30       *
 Dennis E.McCloskey   Class B ....         46              -0-          46       *
                      Class A ....        -0-              -0-         -0-     -0-
 All directors and    Class B ....     23,562        2,338,688   2,362,250     43.2%
  executive officers  Class A ....      2,489        1,015,765   1,018,254      6.7%
  as a group (11
  persons)
---------
 * less than 1%

      Mr. Babb holds his shares jointly with his wife.

      Herrick Foundation, of which Kenneth G. Herrick, Todd W. Herrick, and John W. Gelder are co-trustees, owns 1,367,525 Class B shares and 458,347 Class A shares. The shared voting and investment power column includes those shares for Kenneth G. Herrick but not for Todd W. Herrick or Mr. Gelder. All three of them disclaim beneficial ownership of the shares.

      Kenneth G. Herrick and Mr. Gelder are trustees of trusts that hold 888,113 Class B shares and 454,441 Class A shares for the benefit of Kenneth G. Herrick and his descendants. The shared voting and investment power column includes the trusts' shares for Mr. Herrick but not for Mr. Gelder. Mr. Gelder disclaims beneficial ownership of the shares. Todd W. Herrick is an income beneficiary of the trusts.

      Mr. Gelder is a trustee of other trusts that hold 161,208 Class B shares not shown in the table. He disclaims beneficial ownership of them.

      Kenneth G. Herrick and Todd W. Herrick are members of the Board of Trustees of Howe Military School, which owns 72,550 Class B shares and 102,977 Class A shares. The shared voting and investment power column includes those shares for Kenneth G. Herrick but not for Todd W. Herrick. Both of them disclaim beneficial ownership of the shares.

      Todd W. Herrick is a member of the Board of Trustees of Albion College, which owns the 10,000 Class B shares shown for him in the shared voting and investment power column. Mr. Herrick disclaims beneficial ownership of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Directors, certain officers, and beneficial owners of more than 10% of the Class B shares are required to file reports about their ownership of our equity securities under Section 16(a) of the Securities Exchange Act of 1934 and to provide copies of the reports to us. Based on the copies we received and on written representations from the persons we know are subject to these requirements, we believe all 1998 filing requirements were met.

                                  Appendix B

                            EXECUTIVE COMPENSATION

Summary Compensation Table

      This table provides compensation information for our Chief Executive Officer and each other person who served as an executive officer during 1998 and whose total salary for that year exceeded $100,000. Mr. McCloskey and Mr. Martinco first became executive officers during 1998.

                                         Annual      Long-Term
                                      Compensation  Compensation
                                      ------------  ------------
                                                       Awards
                                                    ------------
                                                     Restricted
                                                       Stock       All Other
  Name and Principal Position  Year      Salary        Award      Compensation
  ---------------------------  ----      ------      -----------  ------------

  Todd W. Herrick              1998     $410,000      $46,763        $4,800
  President, CEO               1997      395,000       53,700         4,800
                               1996      365,000       70,619         4,500

  John H. Foss                 1998     $290,000      $33,076        $4,800
  Vice-President,              1997      262,000       35,619         4,800
  Treasurer, CFO               1996      242,000       48,821         4,500

  Dennis E. McCloskey          1998     $190,000      $15,643        $4,800
  Group Vice President,
  Compressors

  James E. Martinco            1998     $150,000      $14,391        $4,500
  Group Vice President,
  Engine & Power Train
  Components

      Salary includes any amounts deferred at the officer's election and contributed on his behalf to our Retirement Savings Plan (a 401(k) plan).

      "Restricted Stock Awards" are restricted phantom stock units relating to Class A shares that were awarded for achievement of performance goals under the Management Incentive Plan. As more fully discussed in the Governance and Executive Compensation Committee Report, awards under this plan and any deemed dividend reinvestments that may be credited on those awards generally are nontransferable and subject to forfeiture until five years after the end of the year for which they were granted. As required by SEC rules, for purposes of attributing a dollar value to the units reported, values have been calculated by multiplying the number of units awarded by the grant date closing price for a Class A share on the Nasdaq Stock Market. Please note, however, that plan awards are denominated in share units, not dollars, so that the potential payout on an award, when and if vested, is tied directly to the market value performance of Class A shares after the grant. Thus, the actual dollar amount ultimately realized will depend on our future performance and on general market conditions prevailing in the future.

      As cash dividends are paid on Class A shares, additional phantom stock units, which correspond to the dividends paid, are credited to employees' accounts.

      As of December 31, 1998, before the 1998 awards reported in the table, the named executives held phantom stock units under the plan (valued based on the Class A share closing price on the Nasdaq Stock Market on the last trading day of 1998) as follows:

          * Todd W. Herrick -- 7,021.83 share units valued at $327,393

          * John H. Foss -- 4,657.66 share units valued at $217,164

          * Dennis E. McCloskey -- 1,720.06 share units valued at $80,198

          * James E. Martinco -- 1,907.85 share units valued at $88,954

      Amounts shown under "All Other Compensation" are matching contributions to the Retirement Savings Plan.

Retirement Plans

      Our retirement plan, which is a broad-based defined benefit and (since
1985) noncontributory plan, and our supplemental retirement plan, which covers certain executives, provide benefits in the event of normal (i.e., at age 65), early, deferred, or disability retirement. Upon a participant's death, these plans provide a surviving spouse pension and a refund of any pre-1985 employee contributions. Participants are vested after five years of credited service. As of January 1, 1999, the executives named in the Summary Compensation Table had the following years of credited service:

          * Todd W. Herrick -- 34.5 years

          * John H. Foss -- 20.0 years

          * Dennis E. McCloskey -- 4.9 years

          * James E. Martinco -- 22.3 years

      These plans provide retirement benefits to a vested participant in the form of a life-time pension, the amount of which is equal to a percentage of the participant's average base salary over the 60 months immediately before his or her retirement date, multiplied by years of credited service (up to a maximum of 35 years), and reduced in the case of some benefits payable under the supplemental retirement plan by a percentage of Social Security benefits.

      The table below shows the estimated annual pension benefit (which is not subject to further deduction for Social Security benefits or other offset amounts) payable under the plans on a straight life annuity basis to executive officers retiring at age 65 in the earnings and years of service classifications specified, without considering any benefits which in some cases may be payable to a participant due to voluntary contributions made by the participant before 1985.

                               Estimated Annual Benefit at Age 65
                                 for Years of Service Indicated
   Average           -----------------------------------------------------
   Annual                                                         35 or
   Base Salary          15         20         25         30       Longer
   -----------       --------   --------   --------   --------   --------
  $ 90,000 ......    $ 16,875   $ 22,500   $ 28,125   $ 33,750   $ 39,375
   100,000 ......      18,750     25,000     31,250     37,500     43,750
   125,000 ......      23,437     31,250     39,062     46,875     54,687
   150,000 ......      28,125     37,500     46,875     56,250     65,625
   175,000 ......      35,348     47,131     58,914     70,696     83,821
   200,000 ......      41,973     54,631     68,289     81,946     96,946
   225,000 ......      46,598     62,131     77,664     93,196    110,071
   250,000 ......      52,223     69,631     87,039    104,446    123,196
   275,000 ......      57,848     77,131     96,414    115,696    136,321
   300,000 ......      63,473     84,631    105,789    126,946    149,446
   400,000 ......      85,973    114,631    143,289    171,946    201,946
   450,000 ......      97,223    129,631    162,039    194,446    228,196
   500,000 ......     108,473    144,631    180,789    216,946    254,446

                                  Appendix C

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

      The graph which follows compares the performance over the last five years of our Class B shares (trading symbol TECUB) to the Standard & Poor's 500 Stock Index and to a composite industry group index made up of the Standard & Poor's Household Furnishing and Appliances Index (70%) and the Standard & Poor's Diversified Machinery Index (30%). The graph assumes an investment of $100 in the Class B shares and in each index on December 31, 1993 and reinvestment of all cash dividends in shares of the same class.

                Comparison of Five-Year Cumulative Total Return
                Among Tecumseh Products Company, S&P 500 Index,
                        and S&P Composite Industry Index

                             [PROFORMANCE GRAPH]



                                   1993      1994     1995     1996     1997     1998
                                   ----      ----     ----     ----     ----     ----
  Tecumseh Products Company      $100.00   $ 99.53   118.25   132.81   116.71   110.61
  S&P 500 Index                   100.00    101.32   139.40   171.40   228.59   293.91
  S&P Composite Industry Index    100.00     86.34   105.60   107.86   153.89   182.19

 * Per Tecumseh, used class B stock in calculation of returns.

** Comprised of the S&P Household Furnishing & Appliances Index (70%) and the
   S&P Machinery- Diversified Index (30%)


                                     C-1